Annual Statement to the Securityholders

Wachovia Asset Securitization Inc
2003-HE3

Monthly Period	November 19, 2003 to November 30, 2003
Payment Date	December 26, 2003

Aggregate Amount Collected for the Collection Period
Interest	$1,296,576.32
Principal Collections	$19,929,597.38
Substition Amounts	$—

Application of Collected Amounts

Applied in the following order of			Factor per 1000
priority:
(I) Enhancer Premium		$54,166.67
(ii) A-1 Noteholder’s Interest		$704,027.78	1.4080555556
(iii) Principal Collections to Funding Account		$5,381,322.18
(iv) Excess Spread (during Revolving)		$—
(v) Excess Spread (during AP)		$538,381.88
(vi) Additional Balance Increase from Excess Spread (during MAP)		$—
(vii) A-1 Noteholder’s Principal Distribution		$—	0.0000000
(viii) Enhancer for Prior Draws		$—
(ix) Liquidation Loss Amount		$—
(x) Enhancer		$—
(xi) Interest Shortfalls		$—
(xii) Indenture Trustee		$—
(xiii) Certificates		$538,381.88
Balances			Factor
Beginning A-1 Note Balance		$500,000,000.00	1.0000000000
Ending A-1 Note Balance		$500,000,000.00	1.0000000000
	Change	$—	0.0000000000
Beginning Excluded Amount		$—
Ending Excluded Amount		$—
	Change	$—
Beginning Pool Balance		$500,007,015.50	1.0000000000
Ending Pool Balance		$494,625,693.32	0.9892375066
	Change	$5,381,322.18	0.0107624934
Beginning Principal Balance		$500,007,015.50	1.0000000000
Ending Principal Balance		$494,625,693.32	0.9892375066
	Change	$5,381,322.18	0.0107624934
Additional Draws		$14,548,275.20
Additional Balance Increase (Draws minus Payments)		$—
Beginning Funding Account Balance		$—
Deposit To (Withdrawal From) Account		$5,381,322.18
Ending Funding Account Balance		$5,381,322.18

Delinquencies
	#	$
Two statement cycle dates:	—	$—
Three statement cycle dates:	—	$—
Four statement cycle dates:	—	$—
Five statement cycle dates:	—	$—
Six statement cycle dates:	—	$—
Seven + statement cycle dates:	—	$—
Foreclosures	—	$—
REO	—	$—
Liquidation Loss Amount	—	$—
Wachovia Bank, National Bank as Administrator